Exhibit 99.2

AIRSPAN NETWORKS HOLDINGS AND RADISYS CORPORATION (“RADISYS”), A SUBSIDIARY OF JIO PLATFORMS LIMITED, ANNOUNCE SIGNING OF DEFINITIVE AGREEMENTS FOR SALE OF MIMOSA NETWORKS, INC. TO RADISYS

Boca Raton, FL. 8th March 2023. Today, Airspan Networks Holdings (NYSE:MIMO) (“Airspan”) and Radisys Corporation (“Radisys”), a wholly owned subsidiary of Jio Platforms Limited (“Jio”), announced the sale of Mimosa Networks, Inc. (“Mimosa”) to Radisys for US$ 60 million on a debt free, cash free basis.

Airspan acquired Mimosa in 2018 to target cost effective fixed wireless access network connections. Mimosa has a diverse portfolio of point-to-point and point-to-multi-point products based on WiFi 5 and the newer WiFi 6E technologies as well as related accessories, such as twist on antennas, PoE Injectors, etc. These solutions have use cases in the backhaul requirements for 5G and FTTX/ FWA rollouts. Jio has been a major customer of Mimosa.

Mimosa’s product development, manufacturing, and sales teams of 56 employees will continue with Mimosa following the acquisition by Radisys. Airspan maintains a reseller channel for specific joint 4G/5G and FWA projects and will continue marketing Mimosa products to some of its customers following the acquisition.

Speaking about the transaction, Mathew Oommen, President, Jio said, “Over the years, our collaboration with Airspan has resulted in groundbreaking architectures for high-speed connectivity for both the end user and for backhaul applications. Acquisition of Mimosa will further accelerate Jio’s innovation and leadership in the production of telecom network products that deliver value to consumers and enterprises across the globe with cost-effective, rapidly deployable fixed and mobile broadband.”

Eric Stonestrom, Chairman and CEO of Airspan said, “We are excited about this transaction. It not only puts a very capable product team with one of the world’s most innovative and transformative technology and telecommunications companies, but it also strengthens Airspan’s balance sheet enabling the company to pursue 4G and 5G private and MNO networks which have been our main focus.”

Jio is a shareholder of Airspan and maintains a seat on its Board of Directors.

PJT Partners acted as financial advisor to Airspan. Cravath, Swaine & Moore LLP and Dorsey & Whitney LLP acted as legal advisors to Airspan.

Covington & Burling LLP acted as legal advisors, and Ernst & Young acted as accounting and tax diligence advisor to Radisys.

The transaction is subject to certain regulatory and other customary closing conditions, including the US CFIUS review and approval by Airspan’s senior lender and is expected to complete in the third quarter of 2023.

About Airspan

Airspan Networks Holdings Inc. (NYSE American: MIMO) is a U.S.-based provider of groundbreaking, disruptive software and hardware for 5G networks, and a pioneer in end-to-end Open RAN solutions that provide interoperability with other vendors. As a result of innovative technology and significant R&D investments to build and expand 5G solutions, Airspan believes it is well-positioned with 5G indoor and outdoor, Open RAN, private networks for enterprise customers and industrial use applications, fixed wireless access (FWA), and CBRS solutions to help mobile network operators of all sizes deploy their networks of the future, today. With over one million cells shipped to 1,000 customers in more than 100 countries, Airspan has global scale. For more information, visit www.airspan.com.

About Radisys Corporation

Radisys Corporation (“Radisys”) is a global leader in open telecom solutions and services. Its disaggregated platforms and integration services leverage open reference architectures and standards combined with open software and hardware, enabling service providers to drive open digital transformation. Radisys offers an end-to-end solutions portfolio, from digital endpoints, to disaggregated and open access and core solutions, to immersive digital applications and engagement platforms. Its world-class and experienced network services organization delivers full lifecycle services to help service providers build and operate highly scalable and high-performance networks at optimum total cost of ownership. For more information, visit www.Radisys.com.

About Jio Platforms Limited

Jio Platforms Limited (“Jio”), a subsidiary of Reliance Industries Limited, has built a world-class, all-IP, data strong, future proof network with 4G LTE technology (through its wholly owned subsidiary, Reliance Jio Infocomm Limited). It is the only network conceived and born as a mobile video network from grounds up, supporting Voice over LTE technology. Pan India 5G roll-out and deployment is ongoing. It is future ready and can be easily upgraded to support much larger data volumes, as technologies advance on to 6G and beyond.

Jio has brought transformational changes in the Indian digital services space to enable its vision of Digital India for 1.3 billion Indians and propel India into global leadership in the digital economy. It has created an eco-system comprising of network, devices, applications, content, platforms and services for everyone to live the Jio Digital Life.

Cautionary Statement Regarding Forward-Looking Statements

This news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about future financial and operating results, Airspan’s plans, objectives, expectations and intentions with respect to future operations, products and services. Any such forward-looking statements are based upon the current beliefs and expectations of Airspan’s management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are difficult to predict and generally beyond Airspan’s control.

Actual results, performance or achievements may differ materially, and potentially adversely, from any forward-looking statements and the assumptions on which those forward-looking statements are based. All information set forth herein speaks only as of the date hereof in the case of information about Airspan or the date of such information in the case of information from persons other than Airspan, and Airspan disclaims any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this communication.

Airspan Press Contact:

Media Contact:
mediarelations@airspan.com

Investor Relations Contact:
Brett Scheiner
+1 561-893-8660
IR@airspan.com